Exhibit 10.31

Execution Copy

DEFERRED COMPENSATION AGREEMENT

This DEFERRED COMPENSATION AGREEMENT (this “Agreement”) is made and entered into as of August 13, 2004, by and among Jose Roberto Flores Athie (the “Executive”), and Innophos, Inc., a Delaware corporation (the “Company”). Any capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in Section 4 hereof.

WHEREAS, the Company has entered into the Agreement of Purchase and Sale dated as of June 10, 2004 (as amended, the “Purchase Agreement”), pursuant to which the Company and certain of its subsidiaries will acquire certain assets and subsidiaries of Rhodia, S.A., Rhodia Inc. (“Rhodia”), Rhodia Canada Inc., Rhodia de Mexico S.A. de C.V., Rhodia Overseas Ltd, Rhodia and Consumer Specialties Limited that are related to the production and sale of phosphates products in North America; and

WHEREAS, the Company has agreed to assume Rhodia’s obligations to pay a portion of such bonuses to Executive, and Executive and the Company wish to defer the payment of such portion of such bonuses on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration for the employment of Executive by the Company or its subsidiaries on and after the date hereof and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Deferred Compensation Benefit. Subject to the provisions in paragraphs 2 and 3 hereof, as of the date nine years after the date hereof (the “Deferred Date”), the Company will pay Executive (or his beneficiary in the event of his death) a lump sum (the “Benefit Amount”) equal to (i) the Bonus Amount plus (ii) an interest factor equal to the applicable mid-term federal rate on the date hereof, compounding annually, from the date hereof until payment hereunder, such Benefit amount to be paid regardless of whether Executive is employed by the Company as of such date.

2. Sale of the Company, Initial Public Offering or Death or Total Permanent Disability. If at such time that Executive is employed by Holdings or any of its Subsidiaries: (i) there is a consummation of a Sale of the Company or an Initial Public Offering or (ii) Executive dies or becomes totally and permanently disabled (certified to the satisfaction of the Company), then the Benefit Amount otherwise payable under Section 1 above shall become immediately due and payable in a lump sum as of the date of the consummation of a Sale of the Company or Initial Public Offering or Executive’s death or total disability.

3. Termination of Employment. If prior to the Deferred Date Executive ceases to be employed by the Company for any reason, then the Benefit Amount otherwise payable under Section 1 above shall become due and payable on the Termination Date.

4. Definitions.

“Board” means the Board of Directors of the Company.

“Bonus Amount” shall equal $57,553.00.

“Holdings” means Innophos Holdings, Inc., a Delaware corporation and the sole stockholder of the Company.

“Independent Third Party” means any person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Company’s Common Stock on a fully-diluted basis, who is not controlling, controlled by or under common control with any such 5% owner of the Company’s Common Stock and who is not the spouse or descendent (by birth or adoption) of any such 5% owner of the Company’s Common Stock.

“Initial Public Offering” means an initial public offering of Holdings’ or the Company’s common equity securities pursuant to the Securities Act following which the Company’s common equity securities are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended from time to time.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.

“Public Sale” means any sale pursuant to a registered public offering under the Securities Act or any sale to the public pursuant to Rule 144 promulgated under the Securities Act effected through a broker, dealer or market maker.

“Sale of the Company” means (x) a liquidation of Holdings or the Company pursuant to which all of its assets (after payment of liabilities) are distributed to the holders of its equity securities, or (y) a sale of Holdings or the Company (or any successor thereto), including in one transaction or a series of related transactions to an Independent Third Party or group of Independent Third Parties, pursuant to which such party or parties acquire, directly or indirectly, through one or more intermediaries, (i) equity securities of Holdings constituting a majority of the outstanding voting capital stock of Holdings (whether by merger, consolidation, sale or transfer of Holdings’ outstanding capital stock) or (ii) all or substantially all of the assets of Holdings and its Subsidiaries on a consolidated basis.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director, managing member, manager or a general partner of such partnership, limited liability company, association or other business entity.

“Termination Date” means the date that Executive ceases to be employed by Holdings or any of its Subsidiaries for any reason.

5. Administration of this Deferred Compensation Arrangement. The deferred compensation arrangement set forth under this Agreement shall be administered by the Company. The Company’s duties and authority under this arrangement shall include (i) the interpretation of the provisions of this Agreement, (ii) the adoption of any rules and regulations which may become necessary or advisable in the operation of this arrangement, (iii) the making of such determinations as may be permitted or required pursuant to this arrangement, and (iv) the taking of such other actions as may be required for the proper administration of this arrangement in accordance with its terms.

6. Action by Company. Any action required or permitted by the Company under this Agreement shall be by resolution of the Board or by a duly authorized committee of the Board, or by a person or persons authorized by resolution of the Board or such committee.

7. Amendment. This Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by the Company and Executive. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

8. No Waiver. The failure at any time of the Company or Executive to require the performance by the other of any provision of this Agreement shall in no way affect the full right of such party to require such performance at any time thereafter, nor shall the waiver by the Company or Executive of any breach of any provision of this Agreement be taken or held to constitute a waiver of any succeeding breach of such or any other provision of this Agreement.

9. Withholding for Taxes. Notwithstanding anything contained in this Agreement to the contrary, the Company shall withhold from any distribution made pursuant to this Agreement such amount or amounts as may be required for purposes of the Company complying with the tax withholding provisions of the Internal Revenue Code of 1986, as amended, or any state tax act for purposes of paying any income, estate, inheritance or other tax attributable to any amounts distributable under this Agreement.

10. Miscellaneous. The payment to Executive or Executive’s estate, in the event of death, shall be made from the general assets of the Company. No person shall have any interest in any such assets by virtue of the provisions of this Agreement. The Company’s obligation under this Agreement shall be an unfunded and unsecured promise to pay money in the future. Executive’s right to receive the payment from the Company under this Agreement shall be no greater than the right of any unsecured general creditor of the Company, and Executive shall not have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company. Executive shall not have any power or right to transfer, assign or otherwise encumber any portion of the amount payable hereunder, and any attempt to do so shall be null and void.

11. Assignment. This Agreement is binding on and for the benefit of the Company and Executive and their respective successors, heirs, executors, administrators, and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be sold, transferred, assigned, or pledged by the Company or by Executive without the prior written consent of the other parties hereto.

12. Interpretation and Severability. In the event any provision of this Agreement, or any portion thereof, is determined by any or court of competent jurisdiction to be unenforceable or void, the remaining provisions of this Agreement shall nevertheless be binding upon the Company and Executive with the same effect as though the void provision or portion thereof had never been set forth therein.

13. No Conflict. The Executive represents and warrants that Executive is not subject to any agreement, order, judgment or decree of any kind which would prevent Executive from entering into this Agreement.

14. Employment Relationship. This Agreement shall not in any way affect the right and power of the Company to dismiss or otherwise terminate the employment or change the terms of the employment or amount of compensation of Executive at any time for any reason with or without cause or in accordance with any applicable employment contract.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York without giving effect to any rules, principles or provisions of choice of law or conflict of laws.

16. Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

18. Arbitration. All disputes and controversies arising under or in connection with this Agreement shall be settled by arbitration conducted in accordance with the arbitration procedures described in this Section 18. Except as otherwise provided in the JAMS’ Comprehensive Arbitration Rules and Procedures as in effect from time to time (the “JAMS Rules”), the arbitration procedures described in this Section 18 and any Final Arbitration Award

(as defined below) will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of New York from time to time. Arbitral proceeding initiated hereunder shall take place in New York, NY or another place agreeable to the parties to the dispute, before a single arbitrator who is agreeable to such parties. If the parties are unable to agree on an arbitrator within a reasonable period of time, an arbitrator shall be selected in accordance with the JAMS Rules. The arbitration (including discovery) will be conducted under the JAMS Rules, as the same may be modified by any written agreement between the parties to the dispute. The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the “Final Arbitration Award”) is made or rendered as soon as practicable, and the parties to the dispute will use reasonable efforts to cause a Final Arbitration Award to occur within ninety (90) days after the arbitrator is selected. Any Final Arbitration Award will be final and binding upon the Company and Executive, and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud or perjury or misconduct by the arbitrator prejudicing the rights of any party to the dispute or to correct manifest clerical errors. A Final Arbitration Award may be enforced in any state or federal court having jurisdiction over the subject matter of the dispute. Each of the Company and Executive shall bear and be solely responsible for all costs and expenses (including fees and disbursements of counsel) incurred by such party in connection with any arbitration conducted hereunder, and the costs and expenses of the arbitrator shall be borne 50% by the Company and 50% by Executive.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Deferred Compensation Agreement to be executed as of the date first written above.

INNOPHOS, INC.

By:	/s/ Randolph Gress

Name:	Randolph Gress
Its:	President and Chief Executive Officer

/s/ Jose Roberto Flores Athie
Jose Roberto Flores Athie